Avid Announces Changes to Board of Directors
Board Elects Peter Westley as New Independent Director; George Billings to Retire
Burlington, MA, January 7, 2016 - Avid® (Nasdaq: AVID) (“Avid” or the “Company”), a leading provider of digital media technologies for media organizations and independent professionals, today announced the election of a new independent director, Peter Westley, Partner at Blum Capital Partners, L.P., to the Company's Board of Directors. The election of Mr. Westley resulted from a thorough process by the Company’s Nominating and Governance Committee in which the Committee sought input from several of its largest holders. Blum Capital Partners owns approximately 16.7% of the Company’s stock.(1)
The Company also announced that George Billings will retire from the Board. The election of Mr. Westley and resignation of Mr. Billings are effective immediately. Mr. Westley will serve as a Class I director with his term expiring at the 2018 annual shareholder meeting.
"We are very pleased to add Mr. Westley, associated with our largest shareholder, to Avid’s Board,” said Louis Hernandez, Jr., Chairman, President and Chief Executive Officer, Avid. “His appointment brings exceptional financial expertise, industry knowledge and leadership experience that will add new perspective to the Board and amplify our capability to provide greater value to shareholders. Our Board has a strong mix of experience and skills to lead Avid through the completion of our transformation and capitalize on our strong market position and attractive growth opportunities to create long-term value for all shareholders.”
Nancy Hawthorne, Avid’s Lead Independent Director and Chairman of the Nominating and Governance Committee, commented, “On behalf of the Committee, we appreciate the shareholder input we received in this process, which was invaluable in ensuring that we were focused on the right mix of skills and experience necessary to ensure the Board’s ability to direct and oversee our transformation strategy to deliver enhanced long-term shareholder value. This Board is committed to ensuring that shareholder views are fully represented in our deliberations.”
“As a long-term shareholder, I look forward to working closely with the rest of the Board and the management team to create long-term, sustainable value,” said Mr. Westley. “Avid is uniquely positioned to capitalize on the shifts in spending in the large and growing media technology market. Avid has taken steps to establish the foundations for growth and I am confident that the Company can build on these foundations to accelerate growth, enhance profitability and cash flow, and realize its full potential.”
Mr. Westley is a Partner at Blum Capital Partners, a leading investment firm that is Avid’s largest shareholder with an approximately 16.7% stake in the Company. At Blum Capital Partners, Mr. Westley is a member of the investment committee and has primary responsibility for the Avid investment. Mr. Westley has been a Partner at Blum Capital Partners since 2012 and has nearly 30 years of experience in financial services working with media and technology companies. He sits on the Board and the Audit Committee of Payless Holdings, LLC and is an alternate member of the Board of Xtralis Group Holdings Limited, in both of which Blum Capital Partners has a significant investment stake. His prior experience includes serving as a Managing Director in the Technology and Media Groups at Salomon Smith Barney, Partner and Head of the Media and Internet Investment Banking at ThinkEquity Partners, LLC, and Managing Director and Head of Media and Internet Banking at North Point Advisors. During his investment banking career, Mr. Westley raised more than $10 billion and advised on more than $2 billion of mergers and acquisitions for internet, media, technology, and telecom clients in over 60 transactions, including lead managed private placements, IPOs, follow-on offerings, convertible debt offerings, high-yield debt offerings, and buy-side and sell-side mergers and acquisitions.
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(1) Source: Form 4 filed by BCP III AIV A, L.P. on October 13, 2015

Mr. Hernandez continued: “We are grateful to Mr. Billings for his significant contributions to the Board and the Company. During George’s time on the Board, we have made significant progress re-positioning Avid, including the completion of the accounting restatement in 2014, rollout of Avid Everywhere and acquisition of Orad. Avid’s improving operational and financial performance demonstrates that the Company is in a stronger position and well placed to enter its next phase of long-term, sustainable growth.”

About Avid
Through Avid Everywhere™, Avid delivers the industry's most open, innovative and comprehensive media platform connecting content creation with collaboration, asset protection, distribution and consumption. Media organizations and creative professionals use Avid solutions to create the most listened to, most watched and most loved media in the world-from the most prestigious and award-winning feature films, to the most popular television shows, news programs and televised sporting events, as well as a majority of today’s most celebrated music recordings and live concerts. Industry leading solutions include Pro Tools®, Media Composer®, ISIS®, Interplay®, ProSet and RealSet, Maestro, PlayMaker, and Sibelius®. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.
© 2016 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid Everywhere, iNEWS, Interplay, ISIS, AirSpeed, Media Composer, Pro Tools, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.

PRESS CONTACT:
Sara Griggs
Avid
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